                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant /X/

Filed by a Party other than the Registrant / /

Check the appropriate box:

/X/  Preliminary Proxy Statement                / /  Confidential, for Use of the Commission
/ /  Definitive Proxy Statement                      Only (as permitted by Rule 14a-6(e)(2))
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to
     sec. 240.14a-11(c) or sec. 240.14a-12

                         PLATINUM SOFTWARE CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

- --------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), or 14a-6(i)(1), or 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

          ----------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

          ----------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

          ----------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

          ----------------------------------------------------------------------

     (5)  Total fee paid:

          ----------------------------------------------------------------------

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

          ----------------------------------------------------------------------

     (2)  Form, Schedule or Registration Statement No.:

          ----------------------------------------------------------------------

     (3)  Filing Party:

          ----------------------------------------------------------------------

     (4)  Date Filed:

          ----------------------------------------------------------------------

                         PLATINUM SOFTWARE CORPORATION
                              195 Technology Drive
                            Irvine, California 92618

                            [PLATINUM SOFTWARE LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                           --------------------------

                          TO BE HELD OCTOBER 24, 1996

TO THE STOCKHOLDERS:

   NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Platinum Software Corporation (the "Company"), a Delaware corporation, will be held on Thursday, October 24, 1996 at 10:00 a.m., Pacific time, at the offices of the Company located at 195 Technology Drive, Irvine, California 92618, telephone number (714) 453-4000, for the following purposes:

         1. To elect eight (8) directors to serve until the next annual meeting of stockholders or until their successors are elected and qualified.

         2. To ratify the appointment of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending June 30, 1997.

         3. To approve an amendment the Company's Certificate of Incorporation to eliminate actions by written consent by common stockholders.

         4. To transact such other business as may properly come before the meeting or any adjournment thereof.

   The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

   Only stockholders of record at the close of business on September 10, 1996 are entitled to notice of and to vote at the meeting.

   All stockholders are cordially invited to attend the meeting. However, in order to assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy as promptly as possible in the postage-prepaid envelope enclosed for that purpose. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

                                        By Order of the Board of Directors


                                        L. George Klaus
                                        Chief Executive Officer

Irvine, California
September 24, 1996

YOUR VOTE IS IMPORTANT. THEREFORE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING YOU SHOULD COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY. Any stockholder present at the meeting may withdraw his or her proxy and vote personally on each matter brought before the meeting. Stockholders attending the meeting whose shares are held in the name of a broker or other nominee who desire to vote their shares at the meeting should bring with them a proxy or letter from that firm confirming their ownership of shares.

                    PLATINUM SOFTWARE CORPORATION

                [PLATINUM SOFTWARE CORPORATION LOGO]

                               _______


                           PROXY STATEMENT

            INFORMATION CONCERNING SOLICITATION AND VOTING




GENERAL

         The enclosed proxy is solicited on behalf of the Board of Directors (the "Board" or "Board of Directors") of PLATINUM SOFTWARE CORPORATION (the "Company") for use at the Annual Meeting of Stockholders (the"Annual Meeting of Stockholders") to be held on Thursday, October 24, 1996, at 10:00 a.m., Pacific Time, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting of Stockholders will be held at the offices of the Company located at 195 Technology Drive, Irvine, California 92618. The telephone number at that location is (714) 453-4000.

         These proxy solicitation materials and the Annual Report to Stockholders for the fiscal year ended June 30, 1996, including financial statements, were first mailed on or about September 24, 1996, to all stockholders entitled to vote at the Annual Meeting of Stockholders.

STOCKHOLDER PROPOSALS TO BE PRESENTED AT NEXT MEETING

         Proposals that are intended to be presented by stockholders of the Company at the Company's 1997 Annual Meeting of Stockholders must be received by the Company at its principal executive offices no later than May 24, 1997, in order to be considered for inclusion in the Company's proxy statement relating to that meeting.

REVOCABILITY OF PROXIES; VOTING

         Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by delivering to the Company a written notice of revocation or a duly executed proxy bearing a later date or by attending the meeting and voting in person. An automated system administered by the Company's transfer agent will tabulate votes cast at the Annual Meeting of Stockholders. A majority of the shares entitled to vote, represented in person or by proxy,will constitute a quorum at the Annual Meeting of Stockholders. Abstentions and broker non-votes will be counted as present for purposes of determining the existence of a quorum. Abstentions will be treated as shares present and entitled to vote for purposes of any matter requiring the affirmative vote of a majority or other proportion of the shares present and entitled to vote. With respect to shares relating to any proxy as to which a broker non-vote is indicated on a proposal, those shares will not be considered present and entitled to vote with respect to any such proposal. Abstentions or broker non-votes or other failures to vote will have no such effect in the election of directors, who will be elected by a plurality of the affirmative votes cast. With respect to any matter brought before the Annual Meeting requiring the affirmative vote of a majority or other proportion of the outstanding shares, an abstention or broker non-vote or other failure to vote will have the same effect as a vote against the matter being voted upon.

SOLICITATION

         The Company will bear the entire cost of the solicitation of proxies, including costs incurred in connection with the preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to the Company's stockholders in relation to the Annual Meeting of Stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock of the Company beneficially owned by others for forwarding to such beneficial owners. The Company may reimburse persons representing beneficial owners of Common Stock of the Company for their costs of forwarding solicitation materials to such beneficial owners. Original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services. The Company has engaged Corporate Investor Communications, Inc. to assist in the solicitation of proxies and anticipates paying such firm approximately $5,000 plus costs for their services.

RECORD DATE AND SHARES OUTSTANDING

         Stockholders of record at the close of business on September 10, 1996 ("Record Date") are entitled to notice of and to vote at the Annual Meeting of Stockholders. The Company has three (3) classes of equity securities outstanding, designated Common Stock, $.001 par value ("Common Stock" or the "Company's Common Stock"), Series B Preferred Stock, $.001 par value ("Series B Preferred Stock") and Series C Preferred Stock, $.001 par value ("Series C Preferred Stock"). At the Record Date, ____________ shares of Common Stock, 2,490,000 shares of Series B Preferred Stock, and 231,598 shares of Series C Preferred Stock were issued and outstanding. Each share of Common Stock outstanding at the record date will be entitled to one (1) vote with respect to each Proposal herein and any other matter that properly may come before the Annual Meeting of Stockholders.

VOTING AND CONVERSION RIGHTS OF SERIES B PREFERRED STOCK AND SERIES C PREFERRED STOCK

         Each share of Series B Preferred Stock is convertible into one (1) share of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, each share of Series B Preferred Stock automatically converts into one
(1) share of Common Stock, as adjusted as provided above, ten (10) days following the date that the average closing price of the Common Stock for twenty
(20) consecutive days has exceeded $22.12 per share, as adjusted as provided above. Each share of Series B Preferred Stock will be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder approval and will be entitled to designate two (2) members of the Board of Directors at each election of directors ("Series B Preferred Directors").

         Each share of Series C Preferred Stock is convertible into ten (10) shares of Common Stock, as adjusted for any stock dividends, combinations or splits with respect to such shares, at any time at the option of the holder. In addition, each share of Series C Preferred Stock automatically converts into ten
(10) shares of Common Stock, as adjusted as provided above, ten (10) days following the date that the average closing price of the Common Stock for twenty
(20) consecutive days has exceeded $25.00 per share, as adjusted as provided above. Each share of Series C Preferred Stock will be entitled to vote with the holders of Common Stock on an as-converted basis on all matters presented for stockholder approval.

                                  PROPOSAL ONE
                             ELECTION OF DIRECTORS


NOMINEES

         At the Annual Meeting of Stockholders, eight (8) directors are to be elected by the holders of Common Stock. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Management's eight (8) nominees named below. If any Management nominee is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for a nominee designated by the present Board of Directors to fill the vacancy. The Company is not aware of any nominee who will be unable to or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until his successor has been elected and qualified. The holders of Series B Preferred Stock have designated Arthur J. Marks and L. John Doerr as the Series B Preferred Directors.

         The names of the nominees and certain information about them are set forth below:

Carmelo J. Santoro . . . . . . . . . 55    Chairman of the Board of Directors
L. George Klaus  . . . . . . . . . . 56    President, Chief Executive Officer
W. Douglas Hajjar  . . . . . . . . . 49    Director
Richard J. Goeglein  . . . . . . . . 62    Director
Waldo (Jay) J. Richards  . . . . . . 56    Director
Charles V. Prothro . . . . . . . . . 54    Director
Robert Finzi . . . . . . . . . . . . 42    Director
Donald R. Dixon  . . . . . . . . . . 49    Director

     The Board of Directors recommends a vote "FOR" the election of all of the nominees listed above.

         Mr. Santoro has been a Director of the Company since April 1993 and was Chief Executive Officer of the Company from April 1994 through February 1996. Mr. Santoro served as Vice-Chairman of the Board of AST Research, Inc., a manufacturer of personal computers and related products, from January 1992 to July 1996. Mr. Santoro was Chairman of the Board of
AST Research, Inc. from June 1992 until January 1993. Mr. Santoro served as President and Chief Executive Officer of Silicon Systems, Inc. from 1982 through 1991 and Chairman from 1984 through 1989 at which time Silicon Systems, Inc. was acquired by TDK Corporation of Tokyo, Japan. From 1980 to 1982, Mr. Santoro served as Vice President of Integrated Circuits at
RCA. Mr. Santoro is currently on the Board of Directors of the following publicly traded corporations: Dallas Semiconductor Corporation, S3, Inc., the Cerplex Group, and Techniclone International, Inc.

         Mr. Klaus has been a Director of the Company and has served as President and Chief Executive Officer of the Company since February 1996.
From July, 1993 to October, 1995, Mr. Klaus served as President, Chief Executive Officer and Chairman of the Board of Frame Technology, Inc., a publicly held software company which produced software tools for authoring, managing and distributing business-critical documents. From October, 1992 to July, 1993, Mr. Klaus was Chairman of the Board and President at Integral Development Corporation, a software company that produces software tools and applications for the financial services industry. From December, 1991 to May, 1992, Mr. Klaus was Chief Operating Officer at Cadence Design Systems, a publicly held software company. In addition, Mr. Klaus was President and Chief Operating Officer at Valid Logic Systems, Inc., a publicly held supplier of electronic design automation software tools from October, 1989 to December, 1991.

         Mr. Hajjar has been a Director of the Company since April 1996.
Mr. Hajjar has been Chairman of the Board of Control Data Systems, Inc., a publicly held electronic commerce and systems integration company, since August 1995. From December 1991 to May 1993, Mr. Hajjar served as Vice Chairman of Cadence Design Systems, Inc., a publicly held electronic design automation software company. From April 1987 until the merger with Cadence in December 1991, Mr. Hajjar served as Chairman of the Board and Chief Executive Officer of Valid Logic Systems, Inc., a publicly held supplier of electronic design automation software tools. In addition, Mr. Hajjar served as Chairman and Chief Executive Officer of Telesis Systems, a publicly held electronic design automation company from September 1985 to April 1987. Mr. Hajjar serves on the board of the following public corporations: Control Data Systems, Inc.

         Mr. Goeglein has been a Director since October 1994. Mr. Goeglein is founder and principal of Gaming Associates, a casino management company that develops and operates hotels/casinos at selected locations in the United States. Mr. Goeglein served as President and Chief Executive Officer of Dakin, Inc. from April 1990 through September 1991. Since January 1988, Mr. Goeglein has also been the Chairman of ConServ International, a consulting and real estate development business. From 1984 to his retirement date of December 31, 1987, Mr. Goeglein was the President and Chief Operating Officer of Holiday Corporation, the holding company of Holiday Inns, Inc. Mr. Goeglein also served on the Board of Directors of Holiday Corporation from 1978 to 1987. Mr. Goeglein currently serves as a director of Boomtown Hotels and Casinos and AST Research, Inc.

         Mr. Richards has been a Director of the Company since October 1994. Since June 1995, Mr. Richards has been President of Air Tec Equipment, Inc., a privately held manufacturer of aerial lift trucks. Mr. Richards has served as Senior Vice President of Product Operations for Mentor Graphics Corporation from February 1993 through March 1995. From July 1989 to February 1993, Mr. Richards was Chief Operations Officer of Sequent Computers, a computer hardware manufacturer.

         Mr. Prothro has been a Director of the Company since October 1994. Mr. Prothro has served as Chairman of the Board of Directors of Dallas Semiconductor Corporation, a manufacturer of semiconductor chips, since 1984 and Chief Executive Officer since 1989.

         Mr. Finzi has been a Director of the Company since September 1995. Since May 1991, Mr. Finzi has been a Vice President of Sprout Group, a division of DLJ Capital Corporation, which is the managing general partner of Sprout Growth II, L.P. and an affiliate of Donaldson, Lufkin & Jenrette Securities Corporation. Mr. Finzi is also a general partner of a series of investment funds managed by Sprout Group and limited partner of the general partner of ML Ventures II, L.P. From 1984 to 1991, Mr. Finzi was a Vice President of Merrill Lynch Venture Capital. Mr. Finzi also serves as a director of the Cerplex Group and four privately held companies.

         Mr. Dixon has been a Director of the Company since September 1995. Mr. Dixon has served as President of Trident Capital, Inc., a private investment firm, since June 1993, and before that as Co-President of Partech International, Inc., an international venture capital and money management firm, from June 1988 until June 1993. Mr. Dixon also is a director of Affiliated Computer Systems, Inc., American Business Information, Inc., Unison Software, Inc. and several private companies.

SERIES B PREFERRED DIRECTORS

         The names of the Series B Preferred Directors and certain information about them are set forth below:

            L. John Doerr . . . . . . . . . . .  45   Director
            Arthur J. Marks . . . . . . . . . .  51   Director

         Mr. Doerr has been a Director of the Company since October 1994. Mr. Doerr has served as a general partner of Kleiner, Perkins, Caufield & Byers, a venture capital firm specializing in information and life science companies, since 1980. Mr. Doerr is currently on the Board of Directors of the following public companies: Intuit, Inc., Macromedia, Inc., Sun Microsystems and Netscape Communications Corporation.

         Mr. Marks has been a Director of the Company since October 1994. Mr. Marks is presently a general partner of and is the manager of the Information Technology Group at New Enterprise Associates, a venture capital firm specializing in technology companies. Mr. Marks has been a general partner of New Enterprise Associates since 1984. Mr. Marks is currently on the Board of Directors of the following publicly traded corporations:
Amisys Managed Care Systems, Inc., Netrix Corporation, Object Design,
Inc., and Progress Software Corporation.

COMMITTEES

         The Board of Directors has a standing Compensation Committee, Audit Committee and Executive Committee. The functions of the Compensation Committee include advising the Board of Directors on officer compensation and on employee compensation generally and administering the Company's stock option plans. See "Report of the Compensation Committee on Executive Compensation" below. The Compensation Committee, which presently consists of four (4) outside directors, Messrs. Santoro, Goeglein, Doerr and Richards, held one meeting during fiscal 1996. The Audit Committee is responsible for recommending to the Board of Directors the appointment of the Company's outside auditors, examining the results of audits and reviewing internal accounting controls. The Audit Committee, which presently consists of three (3) directors, Messrs.
Dixon, Prothro and Marks, held four (4) meetings during fiscal 1996. The Executive Committee is empowered to take day-to-day board actions between regularly scheduled board meetings, and is presently comprised of two (2) directors, Messrs. Santoro and Klaus. During fiscal 1996 the Executive Committee held no meetings, but acted by written consent on several occasions. The Board of Directors has no nominating committee or any committee performing the functions of such a committee.

BOARD MEETINGS

         The Board of Directors held a total of five (5) meetings during fiscal 1995. No member of the Board of Directors attended fewer than 75% of the meetings of the Board of Directors, and no director attended fewer than 75% of the meetings of committees upon which such director served.

OTHER EXECUTIVE OFFICERS

         In addition to Mr. Klaus,the other current executive officers of the Company are Michael J. Simmons, age 49, Chief Financial Officer, William
R. Pieser, age 43, Senior Vice President, Marketing and Business
Development and Ken Lally, age 53, Senior Vice President, Field
Operations. Mr. Simmons joined the Company in May 1994 as Chief Financial Officer. Mr. Simmons served as Executive Vice President and Chief
Financial Officer of Dynasty Classics, a manufacturer of home lighting products, from April 1991 through September 1993. From February 1990 through April 1991, Mr. Simmons served as Chief Executive Officer and President of Pro-Tech Sports International,a manufacturer of recumbent exercise bicycles. From August 1986 through May 1989, Mr. Simmons served as Executive Vice President and Chief Financial Officer of CPG, International, a privately held distributor of graphic and fine arts supplies. From 1979 to 1986, Mr. Simmons was Chief Financial Officer and Senior Vice President of Silicon Systems, Inc.

         Mr. Pieser joined the Company in February 1996. Mr. Pieser served as Vice president of Marketing at Frame Technology, Inc. from October 1993 to October 1995. From to October 1991 to October 1993, Mr. Pieser was Vice President of Marketing at Raima Corporation, a supplier of development tools.

         Mr. Lally joined the Company in April 1996. Mr. Lally served as Vice President of Spectrum Services for Cadence Design Systems from January 1995 through April 1996. Mr. Lally was Vice President of North American Sales at Cadence from December 1991 through January 1995. From December 1990 through December 1991, Mr. Lally was Vice President of North American Sales at Valid Logic Systems, Inc. Prior to joining Valid, Mr. Lally was employed at Prime Computer for ten years.

EXECUTIVE COMPENSATION

         SUMMARY OF COMPENSATION. The following table sets forth summary information concerning compensation paid or accrued for services rendered to the Company in all capacities during the fiscal year ended June 30, 1996 to the two individuals who served as the Company's Chief Executive Officer during fiscal 1996 and to the Company's four (4) most highly-compensated executive officers:

                           SUMMARY COMPENSATION TABLE

                                             Annual Compensation         Long Term Compensation Awards
                                       ------------------------------    -----------------------------
                                                             Other
                                                             Annual       Restricted  Securities            All
   Name and                                                 Compen-         Stock       Underlying         Other
Principal Position           Year    Salary($)  Bonus($)   sation ($)      Awards($)   Options (#)     Compensation($)
- ------------------           ----    ---------  --------   ----------     ----------   -----------     ---------------
Carmelo J. Santoro           1996         -         -       128,000 (1)       -            60,000            -
Chairman of the              1995         -         -       128,000 (2)       -           200,000            -
Board (3)                    1994         -         -        48,000           -           300,000            -

L. George Klaus              1996     198,865    98,630        (6)            0 (4)          -               -
Chief Operating              1995         -         -           -             -              -               -
Officer, President           1994         -         -           -             -              -               -

David R. Proctor             1996     225,000(5)    0          (6)            -              -               -
Chief Operating              1995     225,000       0          (6)            -           200,000            -
Officer, President           1994      24,218       0           -             -           250,000            -

Michael J. Simmons           1996     175,000       0          (6)            -           140,000            -
Chief Financial              1995     175,000       0          (6)            -           100,000            -
Officer                      1994      36,090(7)    0           -             -           100,000            -

Ken Lally                    1996      34,848    17,260         -             0 (8)        25,000            -
Senior Vice President        1995         -         -           -             -              -               -
Field Operations             1994         -         -           -             -              -               -

William R. Pieser            1996      73,500    36,247      42,769 (9)       0 (10)         0               -
Senior Vice President        1995         -         -           -             -              -               -
Marketing and                1994         -         -           -             -              -               -
Business Development

- ---------------
(1) Includes annual directors fee of $120,000 and $1,000 per month car allowance.

(2) Includes annual directors fee of $120,000 and $1,000 per month car allowance. The car allowance was paid for eight (8) months commencing November 1994.

(3) Dr. Santoro became Acting Chief Executive Officer of the Company on April 17, 1994 and Chief Executive Officer in May 1994. Dr. Santoro received a directors fee for service on the Board in lieu of salary. Dr. Santoro resigned as Chief Executive Officer in February 1996, when Mr. Klaus joined the Company.

(4) Mr. Klaus received a restricted stock grant of 2,000,000 shares in connection with his joining the Company in February 1996. See "Employment Agreements." Of the 2,000,000 shares, 350,000 vested on the grant date and 29,167 shares vest each month thereafter for 36 months. The remaining 600,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. If the Company does not meet the thresholds, then the shares vest after 10 years. The value of Mr. Klaus' restricted stock holdings at June 30, 1996 was $7,500,000, which was determined by multiplying the number of restricted shares times $7.25, the closing price of the Company's common stock on June 30, 1996, net of the consideration paid for the restricted shares.

(5) Mr. Proctor's employment with the Company terminated in December 1995. Of this amount, $112,500 was salary and $112,500 was salary continuation in the nature of severance.

(6) Miscellaneous perquisites which, in the aggregate, are less than 10% of base salary and bonus.

(7) Includes $6,923 in consulting fees paid to Mr. Simmons prior to becoming an employee in May 1994.

(8) Mr. Lally received a restricted stock grant of 450,000 shares in connection with his joining the Company in April 1996. See "Employment Agreements." Of the 450,000 shares, 49,980 vested on the grant date and 6,945 shares vest each month thereafter for 36 months. The remaining 150,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. If the Company does not meet the thresholds, then the shares vest after 10 years. The value of Mr. Lally's restricted stock holdings at June 30, 1996 was $450,000, which was determined by multiplying the number of restricted shares times $7.25, the closing price of the Company's common stock on June 30, 1996, net of the consideration paid for the restricted shares.

(9) Includes golf club membership of $22,500 and closing costs on purchase of home of $22,269.

(10) Mr. Pieser received a restricted stock grant of 500,000 shares in connection with his joining the Company in February 1996. See "Employment Agreements." Of the 500,000 shares, 50,000 vested on the grant date and 8,334 shares vest each month thereafter for 36 months. The remaining 150,000 shares vest based on the Company meeting operating revenue and profit after tax thresholds for fiscal 1997, 1998 and 1999. If the Company does not meet the thresholds, then the shares vest after 10 years. The value of Mr. Pieser's restricted stock holdings at June 30, 1996 was $1,875,000, which was determined by multiplying the number of restricted shares times $7.25, the closing price of the Company's common stock on June 30, 1996, net of the consideration paid for the restricted shares

        Option Grants. The following table sets forth certain information concerning grants of stock options to each of the persons named in the Summary Compensation Table during the fiscal year ended June 30, 1996. In addition, in accordance with the rules and regulations of the Securities and Exchange Commission, the following table sets forth the hypothetical gains or "option spreads" that would exist for the options. Such gains are based on assumed rates of annual compound stock appreciation of 5% and 10% from the date on which the options were granted over the full term of the options. No assurance can be given that the rates of annual compound stock appreciation assumed for the purposes of the following table will be achieved.


                  OPTION GRANTS IN LAST FISCAL YEAR

                                                                               Potential Realizable Value
                                                                               at Assumed Annual Rates of
                                                                                Stock Price Appreciation
                                Individual Grants                                  for Option Term
- ---------------------------------------------------------------------------    --------------------------
                       Number of      % of Total
                       Securities      Options
                       Underlying     Granted to
                        Options       Employees    Exercise or
                        Granted       in Fiscal    Base Price    Expiration
       Name               (#)           Year         ($/Sh)       Date (1)        5% ($)        10% ($)
- ------------------     ----------     ---------    -----------   ----------      --------       -------
Carmelo J. Santoro      60,000 (2)      3.18            -             -              -             -
L. George Klaus            -              -             -             -              -             -
David R. Proctor           -              -             -             -              -             -
Michael J. Simmons     140,000 (2)      7.42            -             -              -             -
Ken Lally               25,000 (3)      1.33          $6.25        04-10-06       124,928       288,866
William R. Pieser          -              -             -             -              -             -

- ----------------
(1) Options granted have a term of ten (10) years, subject to earlier termination in certain events related to termination of employment.

(2)    Repriced stock option. See "Ten Year Option/SAR Repricings."

(3) Subject to continued employment with the Company or service as a director, the option becomes exercisable with respect to 12,500 shares based on fulfillment of certain performance criteria for the first quarter of fiscal 1997 and an additional 12,500 shares vest and become exercisable upon fulfillment of certain performance criteria for the second quarter of fiscal 1997. If the performance criteria is not satisfied, the shares vest ten years following the grant date.

              Option Exercises. The following table sets forth certain information concerning the exercise of options by each of the Company's executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1996, including the aggregate value of gains on the date of exercise. In addition, the table includes the number of shares covered by both exercisable and unexercisable stock options as of June 30, 1996. Also reported are the values for "in the money" options that represent the positive spread between the exercise prices of any of such existing stock options and the closing sale price of the Company's Common Stock as of June 30, 1996.

AGGREGATED OPTION EXERCISE IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION VALUES

                                                     --------------------------    -------------------------
                                                        Number of Securities          Value of Unexercised
                                                       Underlying Unexercised        In-the-Money Options
                                                     Options at Fiscal Year-End      at Fiscal Year-End (1)
- --------------------  ---------------  -----------   --------------------------    --------------------------
                      Shares Acquired    Value
                        on Exercise    Realized(1)   Exercisable  Unexercisable    Exercisable  Unexercisable
      Name                  (#)           ($)             (#)          (#)             ($)          ($)
- --------------------  ---------------  -----------   -----------  -------------    -----------  -------------
Carmelo J. Santoro          N/A           N/A          398,000 (2)  162,000 (3)      90,000          0
Michael J. Simmons          N/A           N/A           65,000 (4)   75,000 (5)      92,500          0
L. George Klaus             N/A           N/A               -            -               -           -
David R. Proctor            N/A           N/A          300,000 (6)       -          562,500          0
Ken Lally                   N/A           N/A                0       25,000               0        25,000
William R. Pieser           N/A           N/A               -            -               -           -

- ----------------
(1) Market value of underlying securities at exercise date or year-end, as the case may be, minus the exercise or base price on "in-the-money" options. The closing sale price for the Company's Common Stock as of June 30, 1996 on the NASDAQ National Market System was $7.25.

(2) Includes 48,000 shares exercisable at $7.87 per share, 300,000 shares exercisable at $4.25 per share and 50,000 exercisable at $7.35 per share.

(3) Includes 12,000 shares at an exercise price of $7.87 per share, and 150,000 shares at an exercise price of $7.375 per share.

(4) Includes 20,000 shares exercisable at $4.25 per share, 20,000 shares exercisable at $5.625 per share and 25,000 exercisable at $7.375 per share. Effective February 1, 1997, the exercise price of all shares will be repriced to $3.50 per share.

(5) Includes 75,000 shares at an exercise price of $7.375 per share. Effective February 1, 1997, the exercise price of all shares will be repriced to $3.50 per share.

(6) Includes 250,000 shares exercisable at an exercise price of $5.00 per share and 50,000 shares exercisable at an exercise price of $7.375 per share.

         The following table sets forth certain information concerning the repricing of stock options with respect to Company's executive officers named in the Summary Compensation Table during the fiscal year ended June 30, 1996. See "Report of Board of Directors on Repricing."

                         TEN-YEAR OPTION/SAR REPRICINGS

- -----------------------------------------------------------------------------------------------------------------------

                                           Number of                      Exercise                          Length of
                                           Securities                     Price at                      Original Option
                                           Underlying     Market Price    Time of                            Term
                                           Options/SARs   of Stock at    Repricing                        Remaining at
                                            Repriced      Time of           or                               Date
                                           or Amended     Repricing or   Amendment   New Exercise       of Repricing or
Name                             Date         (#)         Amendment ($)     ($)       Price ($)            Amendment
- ----------                     --------    ----------    -------------   ---------   -----------     -------------------
Carmelo J. Santoro             02-08-96       60,000         3.50          21.17        7.87           7 years, 2 months
Chairman of
the Board (1)

Michael J. Simmons             02-08-96       20,000         3.50           4.25        3.50 (2)       8 years, 2 months
Chief Financial                               20,000         3.50          5.625        3.50 (2)       8 years, 3 months
Officer                                      100,000         3.50          7.375        3.50 (2)       8 years, 7 months



(1) Mr. Santoro was the Chief Executive Officer of the Company during fiscal year 1996 until February 8, 1996 when he resigned from such position.

(2) Repricing is effective February 1, 1997, provided Mr. Simmons is an employee or service provider of the Company at such date.

         Compensation of Directors. As Chairman of the Board of Directors, Dr. Santoro received an annual retainer of $120,000 during fiscal 1996. Except for the Series B Preferred Directors, each of the Company's non-employee directors receives annual retainers of $24,000, of which $24,000 was paid during fiscal 1996.

         Employment Agreements and Related Party Transactions. The Company entered into an offer letter with L. George Klaus when he joined the Company as President and Chief Executive Officer in February 1996. The offer letter provides for a base salary of $500,000 together with an annual bonus on a fiscal year basis of up to $250,000 based on a performance plan. Mr. Klaus can earn an additional incentive bonus of up to $250,000 upon fulfillment of certain performance criteria. In addition, Mr. Klaus purchased 2,000,000 shares of restricted stock at a purchase price of $3.50, the then fair market value of the Company's common stock. In payment of one half of the purchase price, Mr. Klaus executed a secured five-year promissory note in the principal amount of $3,500,000. The note bears simple interest at 6% per annum and is a recourse promissory note. The Company retained a repurchase right with respect to the restricted stock. The repurchase right lapsed with respect to 350,000 shares on the date of the restricted stock grant, and lapses with respect to 29,167 shares each month for 36 months so that after three years the repurchase right shall not apply to 1,400,000 shares. The repurchase right with respect to the remaining 600,000 shares lapses based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal 1997, fiscal 1998 and fiscal 1999 years, or in any event after ten years. In addition, the Company agreed to pay Mr. Klaus twelve months severance, including salary and bonus in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or constructive termination, the Company's repurchase right lapses with respect to the shares that would have vested during the twelve month period following termination. Finally, the Company agreed to provide a relocation package to Mr. Klaus to assist him to relocate from northern California to Southern California. Such package includes: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Klaus certain financing and closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses. The Company has loaned to Mr. Klaus $3,500,000 pursuant to an unsecured five-year recourse promissory note which bears interest at the rate of 6% per annum. This loan was used to fund Mr. Klaus' restricted stock purchase along with the secured note referenced above.

         The Company entered into an offer letter with William R. Pieser when he joined the Company as Senior Vice President - Marketing and Business Development in February 1996. The offer letter provides for a base salary of $210,000 together with an annual bonus on a fiscal year basis of up to $105,000 based on a performance plan. Mr. Pieser can earn an additional incentive bonus of up to $105,000 upon fulfillment of certain performance criteria. In addition, Mr. Pieser purchased 500,000 shares of restricted stock at a purchase price of $3.50, the then fair market value of the Company's common stock. In payment of one half of the purchase price, Mr. Pieser executed a secured five-year promissory note in the principal amount of $875,000. The note bears simple interest at 6% per annum and is a recourse promissory note. The Company retained a repurchase right with respect to the restricted stock. The repurchase right lapsed with respect to 50,000 shares on the date of the restricted stock grant, and lapses with respect to 8,334 shares each month for 36 months, so that after three years the repurchase right shall not apply to 350,000 shares. The repurchasing with respect to the remaining 150,000 shares lapses based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal 1997, fiscal 1998 and fiscal 1999, or in any event after ten years. In addition, the Company agreed to pay Mr. Pieser six months severance, including salary and bonus in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or constructive termination, the Company's repurchase right lapses with respect to the shares that would have vested during the six month period following termination. Finally, the Company agreed to provide a relocation package to Mr. Pieser to assist him to relocate from northern California to southern California In April 1996, the Company made abridge loan to Mr. Pieser of $143,000 in connection with his relocation to Southern California. The note bears 8% simple interest and was due on or before June 30,1996. This note was repaid as of June 30, 1996. The relocation package includes: (i) paying the shortfall on the sale of his primary residence;(ii) reimbursing Mr. Pieser certain financing and closing costs in connection with the purchase of a new home, which totaled $22,269; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses. The Company also has loaned to Mr. Pieser $875,000 pursuant to a five-year unsecured recourse promissory note, which bears interest at the rate of 6% per annum.
This loan was used to fund Mr. Pieser's restricted stock purchase along with the secured note referenced above.

         The Company entered into an offer letter with Ken Lally when he joined the Company as Senior Vice President - Worldwide Field Operations in April 1996. The offer letter provides for a base salary of $200,000 together with an annual bonus on a fiscal year basis of up to $100,000 based on a performance plan. Mr. Lally can earn an additional incentive bonus of up to $100,000 upon fulfillment of certain performance criteria.
In addition, Mr. Lally purchased 450,000 shares of restricted stock at a purchase price of $6.25, the then fair market value of the Company's common stock. In payment of one half of the purchase price, Mr. Lally executed a secured five-year promissory note in the principal amount of $1,406,250.
The note bears simple interest at 6% per annum and is a recourse promissory note. The Company retained a purchase right with respect to the restricted stock. The repurchase right lapsed with respect to 49,980 shares on the date of the restricted stock grant, and lapses with respect to 6,945 shares each month thereafter for 36 months, so that after three years the repurchase right shall not apply to 300,000 shares. The repurchase right with respect to the remaining 150,000 shares lapses based on fulfillment of certain performance criteria with respect to the Company's operating revenues and profit after taxes for fiscal 1997, fiscal 1998 and fiscal
1999, or in any event after ten years. In addition, the Company agreed to pay Mr. Lally twelve months severance, including salary and bonus in the event his employment is terminated without cause or in the event that he is constructively terminated. In the event of termination without cause or constructive termination, the Company's repurchase right lapses with respect to the shares that would have vested during the six month period following termination. Finally, the Company agreed to provide a relocation package to Mr. Lally to assist him to relocate from northern California to Southern California. Such package includes: (i) paying the shortfall on the sale of his primary residence; (ii) reimbursing Mr. Lally certain financing in closing costs in connection with the purchase of a new home; (iii) providing temporary housing in Southern California; and (iv) paying moving expenses. The Company also has loaned to Mr. Lally $1,406,250 pursuant to a five-year unsecured promissory note, which bears interest at 6% per annum. This loan was used to fund Mr. Lally's restricted stock purchase along with the secured note referenced above.

         In February 1996, the Company entered into an agreement with Michael J. Simmons which provides that in the event Mr. Simmons' employment with the Company is involuntarily terminated or constructively terminated, all stock options held by Mr. Simmons shall vest and become immediately exercisable. In addition, if the involuntary termination or constructive termination occurs on or before February 8, 1997, the Company is required to pay severance benefit equal to Mr. Simmons total compensation for the prior twelve months. The February 1996 agreement is in lieu of and not in addition to the severance benefits payable to Mr. Simmons pursuant to an arrangement that he entered into when joining the Company which provided for six months of severance if his employment was terminated by the Company. If for any reason Mr. Simmons is not entitled to the benefits described in the February 1996 agreement, then he shall been titled to the benefits described above.

         In February 1996, the Company entered into an agreement with Carmelo J. Santoro that provided that if he is involuntarily removed from the Board of Directors or not included in management's slate of directors at any annual meeting or removed from his position as Chairman of the Board, then all options to purchase common stock held by Mr. Santoro shall accelerate and become immediately exercisable.

         In December 1995, the Company entered into an agreement with David R. Proctor in connection with his leaving the Company. The agreement provided for salary and health benefit continuation through September 30, 1996. In addition, the period in which Mr. Proctor could exercise vested stock options was extended through June 30, 1997.


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         Between May 1, 1996 and June 30, 1996, Carmelo J. Santoro, the former Chief Executive Officer of the Company, served on the Company's compensation committee.


           REPORT OF BOARD OF DIRECTORS ON REPRICING OF STOCK OPTIONS


         The following report is submitted by the Board of Directors of the Company with respect to the repricing of stock options held by Carmelo J. Santoro and Michael J. Simmons, during fiscal 1996. Although Mr. Santoro is the Chairman of the Board of Directors, he did not participate in the deliberations regarding the repricing of stock options held by him.

         During the second quarter of fiscal 1996, the Company restructured its business operations and terminated approximately 100 employees. In the third quarter of fiscal 1996, the Company had another reduction in force of approximately 40 employees. Following the two reductions in force, in order to retain the key remaining employees of the Company, in February 1996, the Company repriced the exercise price of all employee stock options to the then current market value of $3.50. The repricing will be effective on February 1, 1997 provided the optionholder is still an employee of the Company on such date. Michael J. Simmons, the Company's Chief Financial Officer, was included in this repricing in order to retain his services as an employee of the Company.

         Also in February 1996, the exercise price of a 60,000 share option held by Carmelo J. Santoro was repriced from $21.17 to $7.87. This repricing was done to provide continued incentive to Mr. Santoro to serve as Chairman of the Board of the Company as well as reward Mr. Santoro for his efforts in securing a new President and Chief Executive Officer of the Company.

                               BOARD OF DIRECTORS

                               Carmelo J. Santoro
                                L. George Klaus
                                Donald R. Dixon
                                 L. John Doerr
                                  Robert Finzi
                              Richard J. Goeglein
                               W. Douglas Hajjar
                                Arthur J. Marks
                               Charles V. Prothro
                            Waldo (Jay) J. Richards

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

         The Compensation Committee is a standing committee of the Board of Directors of the Company as constituted at June 30, 1996. The
Compensation Committee is responsible for establishing and evaluating the effectiveness of compensation policies and programs for the Company and for making determinations regarding the compensation of the Company's executive officers.

         The following report is submitted by the Compensation Committee with respect to the executive compensation policies established by the Committee and compensation paid or awarded to executive officers for the fiscal year ended June 30, 1996.

COMPENSATION POLICIES AND OBJECTIVES

         In establishing and evaluating the effectiveness of compensation programs for executive officers, as well as other employees of the Company, the Compensation Committee is guided by three basic principles:

               The Company must offer competitive salaries to be able to attract and retain highly-qualified and experienced executives and other management personnel.

               Annual executive compensation in excess of base salaries primarily should be tied to the Company's performance.

               The financial interests of the Company's executive officers should be aligned with the financial interests of the stockholders, primarily through stock option grants which reward executives for improvements in the market performance of the Company's Common Stock.

         Salaries and Employee Benefits Programs. In order to retain executives and other key employees, and to be able to attract additional well-qualified executives when the need arises, the Company strives to offer salaries and health care and other employee benefit programs to its executives and other key employees which are comparable to those offered to persons with similar skills and responsibilities by competing businesses in the local geographic area. In recommending salaries for executive officers, the Committee (i) reviews the historical performance of the executives, and
(ii) informally reviews available information, including information published in secondary sources, regarding prevailing salaries and compensation programs offered by competing businesses which are comparable to the Company in terms of size, revenue, financial performance and industry group. Many, though not all, of these competing businesses whose shares are publicly traded, are included in the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks included in the Performance Graph on page 14 of this Proxy Statement. Another factor which is considered in establishing salaries of executive officers is the cost-of-living in Southern California where the Company and its executive offices are headquartered,as such cost generally is higher than in other parts of the country.

         Performance-Based Compensation. The Company has established a cash bonus plan for executives and key employees. Payment of bonuses is dependent on the Company's achieving specific performance criteria for the fiscal year. The performance criteria includes a target and a Company earnings goal. No bonuses are paid if the Company is not profitable for the fiscal year. Potential cash bonuses under the plan range from 5% to 120% of an individual's base salary.

         The earnings and revenue targets are established on the basis of annual budget and forecasts developed by management and approved by the Compensation Committee. This operating plan, which is designed to maximize profitability, is developed on the basis of (i) the Company's performance for the prior fiscal year, (ii) estimates of sales revenue for the plan year based upon recent market conditions, trends and competition and other factors which, based on historical experience, are expected to affect the level of sales that can be achieved, (iii) historical operating costs and cost savings that management believes can be realized, (iv) competitive conditions faced by the Company, and (v) additional expenditures beyond prior fiscal years. By taking all of these factors into account, including market conditions, the earnings goal and revenue targets are determined.

         As a result of this performance-based bonus program, executive compensation, and the proportion of each executive's total cash compensation that is represented by incentive or bonus income, may increase in those years in which the Company's profitability increases.

         Stock Options and Equity-Based Programs. The Compensation Committee believes that the motivation of executives and key employees increases as the market value of the Company's Common Stock increases. In order to align the financial interests of executive officers and other key employees with those of the stockholders, the Company grants stock options to its executive officers and other key employees on a periodic basis, taking into account, among other factors, the size and terms of previous grants of equity-based compensation and stock holdings in determining awards. Stock option grants, in particular, reward executive officers and other key employees for performance that results in increases in the market price of the Company's Common Stock, which directly benefits all stockholders, Moreover, the Compensation Committee generally has followed the practice of granting options on terms that provide that the options become exercisable in cumulative annual installments, generally over a two to five-year period. The Compensation Committee believes that this feature of the option grants not only provides an incentive for executive officers to remain in the employ of the Company, but also makes longer term growth in share prices important for the executives who receive stock options.

         Other Matters. In August 1993, federal tax legislation was enacted that, among other things, places a ceiling of $1 million on the amount of an executive officer's annual compensation that may be deducted for federal income tax purposes in any year (the "Deductibility Cap"). The legislation provides that compensation paid under certain incentive compensation plans may be excluded from the calculation of compensation that is subject to the Deductibility Cap, provided the plans meet certain conditions, which are contained in regulations that have been adopted by the Internal Revenue Service. The Company currently intends to structure the performance-based portion of the compensation of its executive officers in a manner that it believes will comply with this statute.

FISCAL YEAR 1996 COMPENSATION

         The principal components of compensation for executive officers for fiscal 1996 included base salary, bonuses and restricted stock grants. Dr. Santoro, who served as the Company's Chairman of the Board and Chief Executive Officer until February 1996, does not receive a salary, but instead receives an annual directors fee of $120,000. The size of the directors fee was increased in April 1994 to the present amount to reflect the increased time commitment and responsibilities of Dr. Santoro. Dr. Santoro does not participate in the management cash bonus plan described above. L. George Klaus, who joined the Company in February 1996 and has served as President and Chief Executive Officer since February receives a base salary of $500,000, of which $198,865 was paid in fiscal 1996. Mr. Klaus also received a bonus of $98,630 for fiscal 1996, which was negotiated as part of his compensation package in joining the Company. Mr. Klaus also received a restricted stock grant of 2,000,000 shares. See "Executive Compensation - Employment Agreements." In evaluating the compensation for Mr. Klaus, the Committee placed particular emphasis on securing a skilled senior executive of the stature of Mr. Klaus who has a track record in company-turnaround situations.

         The base salary of Mr. Simmons was set in May 1994 when he joined the Company following the announcement that the Company was restating financial statements for prior periods and restructuring its operations. The base salary of Mr. Lally and Mr. Pieser were set when they joined the Company in April 1996 and February 1996, respectively. The Company believes that the salaries are comparable to those offered to persons of similar skills and experience in competing businesses in Southern California. Mr. Pieser and Mr. Lally received bonuses of $36,247 and $17,260, respectively in fiscal 1996, which were negotiated as part of their compensation packages in joining the Company.

Other than the bonuses paid to Messrs. Klaus, Pieser and Lally, no cash bonuses were paid in fiscal 1996 to any executive officer since the Company was not profitable in such fiscal year.


                                           Compensation Committee

                                           Richard J. Goeglein
                                           L. John Doerr
                                           Waldo (Jay) J. Richards
                                           Carmelo J. Santoro


         NOTWITHSTANDING ANYTHING TO THE CONTRARY SET FORTH IN ANY OF THE COMPANY'S PREVIOUS OR FUTURE FILING UNDER THE SECURITIES ACT OF 1933, AS AMENDED ("SECURITIES ACT"); OR THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED ("EXCHANGE ACT"), THAT MIGHT INCORPORATE BY REFERENCE PREVIOUS OR FUTURE FILINGS, INCLUDING THIS PROXY STATEMENT, IN WHOLE OR IN PART, THE PRECEDING REPORT AND THE PERFORMANCE GRAPH ON PAGE 14 SHALL NOT BE INCORPORATED BY REFERENCE INTO ANY OF SUCH FILINGS.

                               PERFORMANCE GRAPH

         The following graph shows a comparison of cumulative total returns for the Company, the Center for Research in Securities Prices Index for the NASDAQ Stock Market (United States Companies) and the Center for Research in Securities Prices Index for NASDAQ Computer and Data Processing Stocks (the "CRSP NASDAQ Computer Index") for the period that commenced on October 22, 1992 (the date on which the Company's Common Stock was first registered under the Exchange Act) and ended on June 30, 1996. The graph assumes that all dividends have been reinvested.


                     COMPARISON OF CUMULATIVE TOTAL RETURNS
 (PLATINUM SOFTWARE CORPORATION, CRSP NASDAQ INDEX, CRSP NASDAQ COMPUTER INDEX)

                                                             NASDAQ COMPUTER
                        PLATINUM SOFTWARE   NASDAQ STOCK   AND DATA PROCESSING
MEASUREMENT PERIOD        CORPORATION         MARKET              STOCKS
- ------------------      ----------------    ------------   -------------------
06/28/91                                        78.0                62.6
06/30/92                                        93.7                86.1
06/30/93                      117.4            117.8               109.7
06/30/94                       44.0            119.0               109.9
06/30/95                      104.2            158.8               179.4
06/28/96                       52.1            203.9               238.5


                             PRINCIPAL SHAREHOLDERS

        The following table sets forth certain information as of September 10, 1996 regarding the beneficial ownership of Common Stock, Series B Preferred Stock and Series C Preferred Stock of the Company by (i) each person known by management to be the beneficial owner of more than 5% of any class of the Company's capital stock (based upon reports filed by such persons with the Securities and Exchange Commission), (ii) each director of the Company, (iii) each of the executive officers named in the Summary Compensation Table, and (iv) all directors and executive officers of the Company as a group:


                                              Common Stock             Series B Preferred Stock         Series C Preferred Stock
                                        --------------------------    ----------------------------    -----------------------------
                                         Amount and                    Amount and                      Amount and
    Name and Address                       Nature                        Nature                          Nature
           of                           of Beneficial   Percentage    of Beneficial     Percentage    of Beneficial     Percentage
     Beneficial Owner                   Ownership (1)    of Class       Ownership        of Class     Ownership (1)      of Class
- -------------------------              -------------   ----------     -------------     ----------    -------------     ----------
Kleiner Perkins Caufield & Byers VII         -             -           1,168,502 (3)      46.9%          31,770 (4)         13.7%
KPCB VII Founders Fund
L. John Doerr (2)
   2750 Sand Hill Road
   Menlo Park, CA 94025


New Enterprise Associates VI                 -            -              724,002          29.1%          38,120             16.5%
Limited Partnership
Arthur J. Marks (5)
  1119 St. Paul Street
  Baltimore, MD 21202

Trident Capital Partners                 27,500 (7)       *              271,248 (8)      10.9%          25,415 (9)         11.0%
Fund-I, L.P.
Trident Capital Partners Fund-I, C.V.
Donald R. Dixon (6)
   One Bush Street, 15th Floor
   San Francisco, CA 94104

Integral Capital Partners, L.P.              -            -              271,248 (10)     10.9%          25,415 (11)        11.0%
Integral Capital Partners II, L.P.
Integral Capital Partners Int. II, C.V.
Integral Capital Partners Int., C.V.
   2750 Sand Hill Road
   Menlo Park, CA 94025


Institutional Venture Partners VI            -            -                  -             -             25,415             11.0%
Institutional Venture Management VI
   3000 Sand Hill Road
   Building 2, Suite 290
   Menlo Park, CA 94025

Sprout Growth II, L.P.                       -            -                  -             -             63,535             27.4%
DLJ Capital Corporation
Robert Finzi (12)
   3000 Sand Hill Road
   Building 4, Suite 2709
   Menlo Park, CA 94025

Robertson Stephans Orphan Fund               -            -                  -             -             12,170              5.3%
   555 California Street
   Suite 2600
   San Francisco, CA 94104

Putnam Investments, Inc. (13)         1,593,900                              -             -               -                  -
   One Post Office Square
   Boston, MA 02102

Putnam Investment Management (14)     1,426,000                              -             -               -                  -
   One Post Office Square
   Boston, MA 02102

Carmelo J. Santoro (15)                 481,334                              -             -               -                  -

W. Douglas Hajjar (16)                   29,000                              -             -               -                  -

L. George Klaus                       2,000,000                              -             -               -                  -

Michael J. Simmons (15)                     106,667                     -            -            -           -

Richard J. Goeglein (17)                     17,000                     -            -           635          *

Charles V. Prothro (15)                      14,000          *          -            -           317          *

Waldo (Jay) J. Richards (15)                 14,000          *          -            -            -           -

William R. Pieser                           500,000                     -            -            -           -

Ken Lally                                   450,000                     -            -            -           -

David R. Proctor (15)                       300,000                     -            -            -           *

Directors and officers as                 3,887,001                     -            -           952          -
a group (14 persons) (15) (18)

- ---------------
  *    Less than 1%

 (1) Unless otherwise indicated, the persons named in the table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.

 (2) L. John Doerr, a director of the Company, is a general partner of KPCB VII Associates, which is a general partner of each of Kleiner Perkins Caufield & Byers VII and KPCB VII Founders Fund. Mr. Doerr disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest.

 (3) Includes 1,051,652 shares held by Kleiner Perkins Caufield & Byers VII and 116,850 shares held by KPCB VII Founders Fund.

 (4) Includes 28,593 shares held by Kleiner Perkins Caufield & Byers VII and 3,177 shares held by KPCB VII Founders Fund.

 (5) Arthur J. Marks, a director of the Company, is a general partner of NEA Partners VI, which is the general partner of New Enterprise Associates VI, Limited Partnership. Mr. Marks disclaims beneficial ownership of these shares other than to the extent of his individual partnership interest.

 (6) Donald R. Dixon, a director of the Company, is president of Trident Capital Inc., which is the general partner of Trident Capital, L.P. which is the general partner of Trident Capital Partners Fund-I, L.P. and Trident Capital Partners Fund-I, C.V. Mr. Dixon disclaims beneficial ownership of these shares, other than to the extent of his stock ownership in Trident Capital, Inc.

 (7) Includes 22,957 shares held by Trident Capital Partners Fund-I, L.P. and 4,543 shares held by Trident Capital Partners Fund-I, C.V.

 (8) Includes 226,451 shares held by Trident Capital Partners Fund-I, L.P. and 44,797 shares held by Trident Capital Partners Fund-I, C.V.

 (9) Includes 21,218 shares held by Trident Capital Partners Fund-I, L.P. and 4,197 shares held by Trident Capital Partners Fund-I, C.V.

(10) Includes 137,740 shares held by Integral Capital Partners, L.P., 86,338 shares held by Integral Capital Partners II, L.P., 32,712 shares held by Integral Capital Partners Int. II, C.V. and 14,458 shares held by Integral Capital Partners Int., C.V.

(11) Includes 12,490 shares held by Integral Capital Partners, L.P., 8,696 shares held by Integral Capital Partners II, L.P., 3,037 shares held by Integral Capital Partners Int. II, C.V. and 1,192 shares held by Integral Capital Partners Int. C.V.

(12) Robert Finzi, a director of the Company is a vice president of Sprout Group, a division of DLJ Capital Corporation, which is the managing general partner of Sprout Growth II, L.P. Mr. Finzi disclaims beneficial ownership of these shares other than to the extent of his stock ownership in DLJ Capital Corporation.

(13) Putnam Investments, Inc. has shared voting power with respect to 105,900 shares and shared dispositive power with respect to 1,593,900 shares.

(14) Putnam Investment Management, Inc. has no voting power and shared dispositive power with respect to these shares.

(15) Issuable pursuant to options exercisable within sixty (60) days from the date hereof.

(16) Includes 25,000 shares owned directly and 4,000 shares issuable pursuant to options exercisable within sixty (60) days from the date hereof.

(17) Includes 3,000 shares owned directly through a family trust and 12,000 shares issuable pursuant to options exercisable within sixty (60) days from the date hereof.

(18) Excludes all shares of common stock, Series B Preferred Stock and Series C Preferred Stock owned by Kleiner Perkins Caufield & Byers VII, KPCB VII Founders Fund and New Enterprise Associates, VI, Limited Partnership, Trident Capital Partners and related entities, and Sprout Growth II, L.P. as to which the respective affiliated directors disclaim beneficial ownership other than to the extent of their individual partnership interests.

NATURE OF THE VOTE REQUIRED AND VOTING PROCEDURES

         The affirmative vote of a plurality of the shares of the Company's Common Stock present or represented and voting at the Annual Meeting of Stockholders will be required to elect Management's eight (8) nominee directors. Under applicable Delaware law, a broker non-vote will have no effect on the outcome of the election of directors. THE BOARD OF
DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE ELECTION OF MANAGEMENT'S EIGHT (8) NOMINEE DIRECTORS. Proxies solicited by Management will be voted FOR the election of management's eight (8) nominee directors.

                             PROPOSAL TWO
         RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

         The Board of Directors has selected Ernst & Young, LLP, independent auditors, to audit the consolidated financial statements of the Company for the fiscal year ending June 30, 1997, and recommends that stockholders vote for ratification of such appointment. In the event of a negative vote on such ratification, the Board of Directors will reconsider its selection.

         Ernst & Young LLP was chosen by the Board on July 15, 1994 to replace Arthur Andersen LLP which had audited the Company's financial statements annually since fiscal year 1987. Representatives of Ernst & Young LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

         In the Company's two most recent fiscal years there have been no disagreements between the Company and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

         The audit report of Ernst & Young LLP on the Company's consolidated financial statements for the fiscal years ended June 30, 1994, June 30, 1995 and June 30, 1996 contained no adverse opinion or disclaimer of opinion and it was not qualified or modified as to uncertainty, audit scope or accounting principles.

                            PROPOSAL THREE
        AMENDMENT OF CERTIFICATE OF INCORPORATION TO ELIMINATE
                WRITTEN CONSENT OF COMMON STOCKHOLDERS

         The Board of Directors has directed that there be submitted to the stockholders of the Company at the meeting a proposed amendment to the Company's Second Restated Certificate of Incorporation to eliminate common stockholder actions by written consent. As a result of this proposed amendment, common stockholders of the Company will be able to take action only at a duly called meeting of stockholders. This provision would give all stockholders of the Company the opportunity to participate in determining the new proposed stockholder action and would prevent the holders of the majority of the voting power of the Company from using the written consent procedure to take stockholder action. Persons attempting unfriendly takeovers of corporations have attempted to use written consent procedures in order to deal directly with a limited number of stockholders and avoid a stockholder meeting and negotiations with the boards of directors of such companies.

         The elimination of written consents by common stockholders may have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Board of Directors This amendment make more difficult an attempt to obtain control of the Company, and may have the effect of discouraging a third party from making a tender offer or otherwise attempting to obtain control of the Company. In addition, the elimination of written consent of common stockholders procedure would mean that a meeting of stockholders is required in order for the Company stockholders to replace the Board. This provision will thus make the removal of directors more difficult. Since this provision will increase the amount of time required for a takeover bidder to obtain control of the Company, this amendment could discourage certain tender offers and other attempts to obtain control the Company even though such attempts may be beneficial to the Company and its stockholders. Because tender offers for control usually involve a purchase price higher than the prevailing market price, this amendment could also discourage open market purchases by a potential takeover bidder. Such tender offers or open market purchases could increase the market price of the Company's Common Stock, enabling stockholders to sell their shares at a price higher than that which would otherwise prevail. In addition, this amendment could make the Company's Common Stock less attractive to persons who invest in securities in anticipation of an increase in price if a takeover attempt develops and could discourage accumulation of large blocks of the Company's Common Stock, thus tending to reduce temporary fluctuations in the market price of the Company's Common Stock which are caused by such accumulations. Therefore, stockholders could be deprived of certain opportunities to sell their shares at temporarily higher prices.

VOTE REQUIRED; BOARD OF DIRECTORS RECOMMENDATION

         The affirmative vote of the holders of the majority of the outstanding shares of Common Stock and Series B and Series C Preferred Stock voting as a single class entitled to vote at the annual meeting is required to authorize the proposed amendment to the Second Restated Certificate of Incorporation to eliminate written consents of common stockholders. Since the amendment of the Second Restated Certificate of Incorporation requires the approval of the majority of the outstanding shares of Common Stock and Series B and Series C Preferred Stock voting as a single class, abstentions, broker non-votes and other failures to vote will have the same effect as votes against the proposal. If the amendment is authorized, the text of the following paragraph will be added as a new Article 10 to the Company's Second Restated Certificate of Incorporation as follows:


                        "ARTICLE 10 - ACTION BY MEETINGS

         Common stockholders of the Corporation may not take action by written consent in lieu of a meeting. Any action contemplated by common stockholders must be taken at a duly called annual or special meeting."

The Company's existing Certificate of Incorporation permits actions by written consent of stockholders. In the context of a hostile tender offer or other takeover bid, it is common for arbitrageurs to acquire large blocks of target stock, often in excess of a majority of the outstanding shares, in anticipation of a completion of the takeover. The Board of Directors believes that arbitrageurs in these circumstances may not have the long-term best interests of the Company or its stockholders as a primary objective. Moreover, the Board of Directors believes that a more appropriate forum for consideration of fundamental issues relating to the Company is at a duly called stockholders' meeting preceded by a proxy statement that sets forth full and complete disclosure concerning the matters to be considered. Finally, the Board of Directors believes that the fiduciary duties and obligations of the Board under Delaware law will protect the best interests of the stockholders and the Company. ACCORDINGLY, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSAL TO AMEND THE SECOND RESTATED CERTIFICATE OF INCORPORATION TO ELIMINATE WRITTEN CONSENTS OF COMMON STOCKHOLDERS. Proxies solicited by Management will be voted FOR the proposal unless a vote against the proposal or abstention is specifically indicated.


               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT


         Section 16(a) of the Exchange Act requires the Company's directors and executive officers and persons who own more than 10% of a registered class of the Company's equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater than 10% stockholders are required by regulations promulgated by the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) reports they file. Based solely on the review of copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during the fiscal year ended June 30, 1996 the Company's officers, directors and all persons who own more than 10% of a registered class of the Company's equity securities complied with all Section 16(a) filing requirements, with exception of Initial Statements of Beneficial Ownership on Form 3 for Robert Finzi and Donald R. Dixon,newly elected directors, which were inadvertently filed late.


                            OTHER MATTERS

         The Company knows of no other matters to be submitted to the Annual Meeting of Stockholders. If other matters properly come before the meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the Board of Directors may recommend.



                    TRANSACTION OF OTHER BUSINESS

         As of the date of the date of the Proxy Statement, the Board of Directors is not aware of any other matters other than those set forth herein and in the Notice or Annual Meeting of Stockholders that will come before the Meeting Should any other matters requiring the vote of stockholders arise, it is intended that proxies will be voted in respect thereto in accordance with the best judgment of the person or persons voting the proxies.

         Please return your proxy as soon as possible. Unless a quorum consisting of a majority of the outstanding shares entitled to vote is represented at the meeting, no business can be transacted. Therefore, please be sure to date and sign your proxy exactly as you name appears on your stock certificate and return it in the enclosed postage prepaid envelope.

         THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND THE SCHEDULES THERETO, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE COMPANY'S FISCAL YEAR ENDED JUNE 30, 1996,WILL BE FURNISHED TO THE COMPANY'S STOCKHOLDERS AS OF THE RECORD DATE FOR THE ANNUAL MEETING OF STOCKHOLDERS, WITHOUT CHARGE, UPON WRITTEN REQUEST. IF YOU DESIRE TO OBTAIN A COPY OF SUCH ANNUAL REPORT ON FORM 10-K, PLEASE DIRECT SUCH WRITTEN REQUEST TO PLATINUM SOFTWARE CORPORATION, ATTENTION: INVESTOR RELATIONS, 195 TECHNOLOGY DRIVE, IRVINE, CALIFORNIA 92618.


                                                   THE BOARD OF DIRECTORS


Dated:  September 24, 1996

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                         PLATINUM SOFTWARE CORPORATION

The undersigned hereby appoints L. George Klaus and Michael J. Simmons proxies, with power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of Platinum Software Corporation standing in the name of the undersigned with all powers which the undersigned would possess if present at the Annual Meeting of Stockholders of the Company to be held October 24, 1996 or any adjournment thereof.

       (CONTINUED, AND TO BE MARKED, DATED AND SIGNED, ON THE OTHER SIDE)



- -------------------------------------------------------------------------------
                              FOLD AND DETACH HERE

                                                                                                         Please mark
                                                                                                         your votes as  [ X ]
                                                                                                         indicated in
                                                                                                         this example.




THE BOARD OF DIRECTORS RECOMMENDS A VOTE
FOR ITEMS 1, 2, AND 3.                                    WITHHELD
                                                  FOR     FOR ALL                                          FOR    AGAINST   ABSTAIN
Item 1 - ELECTION OF DIRECTORS                   [   ]     [   ]     Item 2 - APPOINTMENT OF ERNST        [   ]    [   ]     [   ]
   Carmelo J. Santoro  Charles V. Prothro                            & YOUNG, L.L.P. AS INDEPENDENT
   L. George Klaus     Richard J. Goeglein                           ACCOUNTANTS
   W. Douglas Hajjar   Waldo (Jay) J. Richards                                                             FOR    AGAINST   ABSTAIN
   Robert Finzi        Donald Dixon                                  Item 3 - APPROVAL OF AMENDMENT       [   ]    [   ]     [   ]
                                                                     TO THE CERTIFICATE OF INCORPORATION
WITHHELD FOR: (Write that nominee's name in                          TO ELIMINATE WRITTEN CONSENTS OF
the space provided below).                                           COMMON STOCKHOLDERS


- -------------------------------------------------





Signature(s)                                                                                    Date
            -----------------------------------------------------------------------------------      ------------------------------
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

- -----------------------------------------------------------------------------------------------------------------------------------
                                                        FOLD AND DETACH HERE